EXHIBIT 12

                               CONMED Corporation
      Statement Showing Computations of Ratio of Earnings to Fixed Charges

                                   1998      1999      2000      2001      2002
                                 -------   -------   -------   -------   -------

Income before income
    taxes and extraordinary
    item .....................   $30,276   $42,436   $30,178   $38,134   $54,836
Interest expense .............    30,891    32,360    34,286    30,824    24,513
Portion of rentals
    representative of interest
    factor ...................       875       978     1,114       919       681
                                 -------   -------   -------   -------   -------
Total earnings available for
    fixed charges ............   $62,042   $75,774   $65,578   $69,877   $80,030
                                 =======   =======   =======   =======   =======

Interest expense .............   $30,891   $32,360   $34,286   $30,824   $24,513
Portion of rentals
    representative of interest
    factor ...................       875       978     1,114       919       681
                                 -------   -------   -------   -------   -------
Total fixed charges ..........   $31,766   $33,338   $35,400   $31,743   $25,194
                                 =======   =======   =======   =======   =======

Ratio of earnings to
    fixed charges ............      1.95      2.27      1.85      2.20      3.18
                                 =======   =======   =======   =======   =======